Exhibit 10.5

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisks denote omissions.

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, dated as of December 15, 2005, is among

SansRosa Pharmaceutical Development, Inc. (“SansRosa”), a corporation established under the laws of Delaware, with offices at One Tower Bridge, Suite 1350, 100 Front Street, West Conshohocken, PA 19428 (“SansRosa”),

Those individuals listed on Exhibit A to this Agreement (the “Shareholders”); and

CollaGenex Pharmaceuticals Inc., a corporation established under the laws of Delaware with offices at 41 University Drive, Newtown, PA 18940, (“CollaGenex”).

CollaGenex, SansRosa and the Shareholders are from time to time referred to as “Parties” (and each a “Party”) to this Agreement.

WHEREAS, the Shareholders own all the issued and outstanding shares of SansRosa (the “Shares”); and

WHEREAS, SansRosa owns all the rights title and interest in the Patent Applications (as defined below);

WHEREAS, CollaGenex wishes to purchase all of the Shares on the terms and conditions set out in this Agreement; and

WHEREAS, the Shareholders are willing to sell the Shares.

The Shareholders, SansRosa and CollaGenex agree as follows:

CERTAIN DEFINITIONS

In addition to those terms used and defined in particular sections of this Agreement, the following terms shall have the following meaning wherever they may be used in this Agreement:

“Patent Applications” means the applications currently pending under #’s [**] with the USPTO, and corresponding foreign or international applications having the same priority dates and filed, or to be filed within applicable deadlines under the PCT or equivalent regimen (collectively, the “Patent Applications”).  “Patent Applications” shall also mean United States patent applications that claim priority in whole or in part from the specified patent applications including but not limited to continuations, continuations-in-part, divisionals, reexamination certificates and reissues of the specified patent applications.

“Patent Issuance” means issuance of a notice of allowance of the first US patent that includes a claim relating to the treatment or prevention of rosacea or the symptoms associated therewith and that arises out of the Patent Applications.

“SansRosa Product” means a product the making, using, selling, offering for sale, or importing of which is covered by at least one of the claims set forth in any of the Patent Applications (a “SansRosa Product”), irrespective of whether any of the Patent Applications is then pending or whether any claim set forth therein is then valid.

“SansRosa Rosacea Product” means a SansRosa Product that treats or prevents rosacea or symptoms associated therewith.

“SansRosa Patented Product” means a SansRosa Product the making, using, selling, offering for sale, or importing of which is covered by any claim under an issued U.S. patent arising out of the Patent Applications, which U.S. patent is in force and which claim has not been declared invalid or unenforceable by a U.S. court from which no appeal is or can be taken.

1.                                       PURCHASE OF THE SHARES

(a)                                  Agreement to Purchase and Sell.  CollaGenex agrees to buy from the Shareholders, and the Shareholders agree to sell to CollaGenex, all the Shares, being the aggregate of all the Shares identified to each Shareholder on the Schedule of Shareholders and Ownership attached as Exhibit A to this Agreement.

(b)                                 Closings.  The sale shall take effect at a series of closings, each of which shall take place at the offices of CollaGenex on such date as may be agreed between the Parties, but in no event later than 30 days following the occurrence of each of the respective events identified as milestones below.

(c)                                  First Closing.  The first closing (the “First Closing”) shall take place at the offices of CollaGenex on Thursday, December 8, 2005, or at such other time or location as may be necessary to ensure timely review and delivery of the items referenced as deliveries in Article 5 of this Agreement (the “First Closing”).  At the First Closing CollaGenex shall purchase, and the Shareholders shall deliver to CollaGenex, 51% of the Shares at a price per share that results in the aggregate consideration payable at such time to the Shareholders being $750,000 less the $50,000 paid by CollaGenex as a non-refundable deposit to be applied toward the Purchase Price at the First Closing pursuant to the term sheet executed August 17, 2005, and less the amount by which SansRosa’s obligations payable on the date of the First Closing exceed SansRosa’s cash on such date.  The Purchase Price shall be paid to such accounts as the Shareholders shall nominate or by check issued at the First Closing.  All obligations of SansRosa that are due and payable on the date of the First Closing shall be paid or provided for in full at the First Closing, such that as of the time immediately following the First Closing SansRosa shall have no cash and no obligations payable, and CollaGenex shall have paid out, at the First Closing, no more than $700,000. The allocation of such $700,000 among such payments to the Shareholders and to creditors shall be reflected in the Closing Memorandum attached as Exhibit B to this Agreement.

(d)                                 Subsequent Closings.  Subsequent Closings shall take place within 30 days after the occurrence of each of the following milestone events (regardless of the order in which they occur), with CollaGenex purchasing, and the Shareholders delivering, the following percentages of the Shares in consideration for the following payments:

(i)                                     IND Filing.  Upon filing of the first IND with FDA that relates to a SansRosa Product, CollaGenex shall purchase, and the Shareholders shall deliver to CollaGenex, 10% of the Shares at a price per share that results in the aggregate consideration payable at such time being $[**];

(ii)                                  Phase I Studies.  When the last Phase I study relating to the first SansRosa Product is clinically complete, and CollaGenex has determined that the results of the Phase I studies support a decision to move on to Phase II studies, CollaGenex shall purchase, and the Shareholders shall deliver to CollaGenex, 10% of the Shares at a price per share that results in the amount of aggregate consideration payable at such time being $[**].

(iii)                               Phase II Studies.  When the last Phase II study relating to the first SansRosa Product is clinically complete, and CollaGenex has determined that the results of the Phase II studies support a decision to move on to Phase III studies, CollaGenex shall purchase, and the Shareholders shall deliver to CollaGenex, 5% of the Shares at a price per share that results in the aggregate consideration payable at such time being $[**];

(iv)                              Phase III Studies.  When the last Phase III study relating to the first SansRosa Product is clinically complete, and CollaGenex has determined that the results of the Phase III studies support a decision to assemble and submit a New Drug Application to the U.S. Food and Drug Administration (the “FDA), CollaGenex shall purchase, and the Shareholders shall deliver to CollaGenex, 4% of the Shares at a price per share that results in the aggregate consideration payable at such time being $[**];

(v)                                 Patent Milestones.

A.                                   Upon receipt of notice from the United States Patent and Trademark Office that any of the claims relating to the treatment or prevention of rosacea or symptoms associated therewith in the Patent Applications are allowable, but for the need to complete an interference proceeding (“Patent Allowability”), CollaGenex shall purchase, and the Shareholders shall deliver to CollaGenex, 7% of the Shares at a price per share that results in the aggregate consideration payable at such time being as follows:

(1)                                  If Patent Allowability occurs before [**], the amount will be $[**];

(2)                                  If Patent Allowability occurs after [**], but on or before [**], the amount will be $[**];

(3)                                  If Patent Allowability occurs after [**], but on or before [**], the amount will be $[**];

(4)                                  If Patent Allowability occurs after [**] but on or before the Last Closing, the amount will be $[**];

(5)                                  If Patent Allowability has not occurred as of the date of the Last Closing (as defined below), no payment will be made in respect of Patent Allowability, and the Shares that would otherwise have been delivered to CollaGenex upon Patent Allowability shall be delivered at the Last Closing.

B.                                     Upon Patent Issuance, CollaGenex shall purchase, and the Shareholders shall deliver to CollaGenex, 5% of the Shares at a price per share that results in the aggregate consideration payable at such time being as follows:

(1)                                  If Patent Issuance occurs before [**], the amount will be $[**];

(2)                                  If Patent Issuance occurs after [**], but on or before [**], the amount will be $[**];

(3)                                  If Patent Issuance occurs after [**], but on or before [**], the amount will be $[**];

(4)                                  If Patent Issuance occurs after [**] but on or before the Last Closing, the amount will be $[**];

(5)                                  If Patent Issuance has not occurred as of the date of the Last Closing (as defined below), no payment will be made in respect of Patent Issuance, and the Shares that would otherwise have been delivered to CollaGenex upon Patent Issuance shall be delivered at the Last Closing.

(vi)                              NDA Filing.  Upon acceptance for filing by the FDA of the first New Drug Application that relates to a SansRosa Product, CollaGenex shall purchase, and the Shareholders shall deliver to CollaGenex, 3% of the Shares at a price per share that results in the aggregate consideration payable at such time being $[**];

(vii)                           NDA Approval.  Upon approval of the first New Drug Application by the FDA that relates to a SansRosa Product, CollaGenex shall purchase, and the Shareholders shall deliver to CollaGenex, all of the remaining Shares at a price per share that results in the aggregate consideration payable for such Shares being $[**], plus the Earn Out Consideration described in section 2(c).  The $[**] shall be payable at such closing (this closing is sometimes referred to in this Agreement as the “Last Closing”) and the Earn Out Consideration shall be payable as described in section 2(c).

2.                                       PURCHASE PRICE

(a)                                  Purchase Price.  The aggregate purchase price (the “Purchase Price”) for the Shares shall be the combination of up to U.S. $6,800,000 in cash as base payment described in sections 1(c) and 1(d) (“Base Consideration”), plus the Earn Out Consideration described below, less any offsets applied pursuant to Article 3 below.  The Base Payment shall be payable to the Shareholders in installments, one of which shall be due at each Closing described in Article 1, in consideration for the Shares purchased at such Closing, and the remainder of the Purchase Price shall be payable by way of the Earn Out Consideration described below.

(b)                                 Allocation of Purchase Price among Shareholders.  At each Closing, each Shareholder shall sell to CollaGenex that number of shares identified to such Shareholder with respect to such Closing on Exhibit C to this Agreement, and shall be paid the consideration indicated on such Exhibit.

(c)                                  Earn Out Consideration Payments.  In consideration for the Shares delivered by the Shareholders to CollaGenex at the Last Closing, CollaGenex shall pay to the Shareholders, in addition to the payment made at the Last Closing, an earn out consideration (the “Earn Out Consideration”) based on

(i)                                     Net Sales in the U.S. of SansRosa Patented Products, whether sold directly by CollaGenex or through a third party, as follows:

A.                                   CollaGenex shall pay the Shareholders an amount equal to [**]% of the U.S. Net Sales of SansRosa Patented Products within [**] days after each calendar quarter, and

B.                                     CollaGenex shall pay the Shareholders a one-time payment of $[**], within [**] days after the end of the calendar year in which the Net Sales of SansRosa Patented Products in the USA for the first time exceed $[**]; and

C.                                     CollaGenex shall pay the Shareholders a further one-time payment of $[**], within [**] days after the end of the calendar year in which the Net Sales of SansRosa Patented Products in the U.S. for the first time exceed $[**].

and

(ii)                                  Net Sales in the U.S. of SansRosa Products, whether sold directly by CollaGenex or through a third party, if during any portion of any calendar year no SansRosa Patented Products were being sold, and Net Sales of SansRosa Products in the U.S. exceeded $[**] in such calendar year, as follows:

CollaGenex shall pay to the Shareholders, within [**] days of the end of each such calendar year, an amount equal to:

A.                                   $[**]; PLUS

B.                                     [**]% of the amount by which Net Sales of SansRosa Products in the U.S. exceeded $[**] in such calendar year; MINUS

C.                                     any consideration paid pursuant to subparagraph 2(c)(i) above with respect to such calendar year.

and

(iii)                               Net Sales outside the U.S.  of SansRosa Products , where such sales are made directly by CollaGenex in a jurisdiction where a patent arising out of the Patent Applications is either issued or pending as follows:

CollaGenex shall pay the Shareholders an amount equal to [**]% of the Net Sales of SansRosa Products in such jurisdictions within [**] days after each calendar quarter (or after issuance of a patent which causes the amounts accrued pursuant to section 2(d) below to be released),

and

(iv)                              Out-License Payments received from licensees outside the U.S., as follows:

CollaGenex shall pay the Shareholders [**]% of any royalty, milestone payments and other consideration, including the fair market value of any non-monetary consideration, received from partners granted any license or other right to manufacture, produce, distribute, market, sell or otherwise commercially exploit any SansRosa Product(s) in a jurisdiction outside the United States where a patent arising out of the Patent Applications is either issued or pending, within [**] days after receipt by CollaGenex of such payments (or after issuance of a patent which causes the amounts accrued pursuant to section 2(d) below to be released);

Provided, however, that CollaGenex shall have no obligation to pay Shareholders any portion of any such payments received by CollaGenex that are in consideration of or reimbursement for specific non-U.S. development activity to be performed by CollaGenex.

(d)                                 Accrual.  Any Earn Out Consideration earned pursuant to paragraphs 2(c)(iii) or (iv) in jurisdictions outside the United States where a patent arising out of the Patent Applications is pending but not issued, shall be accrued and held in a separate account by CollaGenex until such time as the patent in question is issued, at which time all such Earn Out Consideration shall be released and become payable to the Shareholders.  In the event that any such patent shall be abandoned or finally adjudged not issuable in any jurisdiction, then the Earn Out Consideration accrued in respect of it in such jurisdiction, shall be released to CollaGenex.

(e)                                  Limited Duration.  The obligation to make any payments of Earn Out Consideration shall expire on the earlier of the [**] anniversary of the Last Closing or [**].

(f)                                    Net Sales.  For the purposes of this Agreement, “Net Sales” shall mean revenues less all trade or quantity discounts or rebates actually allowed, Government, HMO or PBM discounts or rebates actually allowed, wholesale distribution fees paid by CollaGenex, returns, freight, or other transportation costs paid or allowed, sales and excise tax paid by CollaGenex, and prompt payment discounts, calculated according to GAAP consistently applied.

(g)                                 Records and Audit.  CollaGenex shall keep records in sufficient detail to permit the determination of Earn Out Consideration payable hereunder and, at the request and expense of the Shareholders, shall permit an independent certified public accountant, reasonably acceptable to both parties, to examine, in confidence, during ordinary business hours once in each calendar year such records as may be necessary to verify or determine Earn Out Consideration paid or payable under this Agreement.  The Parties agree that Goldenberg Rosenthal LLP shall be acceptable to them to conduct these examinations.

(h)                                 Reconciliation.  If any such review results in a determination of any underpayment of Earn Out Consideration and other amounts payable under this Agreement to the Shareholders, such underpayment shall be promptly remitted to the Shareholders with accrued interest from the last day of the applicable calendar quarter at the prime rate of interest published in The Wall Street Journal plus 2%, compounded daily.  If such review determines that actual Earn Out Consideration or other payments were more than 105% of the Earn Out Consideration reported by CollaGenex for any calendar quarter under review, CollaGenex shall pay all of the actual costs of such review.  If such review results in a determination of any overpayment of Earn Out Consideration to the Shareholders, the amount of such overpayment less the costs of the audit shall be credited against future Earn Out Payments to be made by CollaGenex hereunder.

3.                                       OFFSETS AGAINST THE PURCHASE PRICE

(a)                                  Expenses.  In the event that CollaGenex incurs Exceptional Patent Expenses (as defined in paragraph 3(c) below) during the period commencing on the date of this Agreement and continuing until the fifth anniversary of the first commercial sale of a SansRosa Product, such expenses shall be offset against the payments due to the Shareholders as follows:

(i)                                     Pre Purchase.  Any Exceptional Patent Expenses incurred before the purchase of all the Shares shall be offset [**]% against the consideration due for the next purchase of Shares, and [**]% against the Earn Out Consideration; and

(ii)                                  Post Purchase.  Any Exceptional Patent Expenses incurred after the purchase of all the Shares shall be offset [**]% against the Earn Out Consideration

Exceptional Patent Expenses are payable only out of future payments to be made by CollaGenex under this Agreement as provided above, and in no event shall the Shareholders be required to pay or reimburse any Exceptional Patent Expenses out of amounts previously paid by CollaGenex to the Shareholders.

(b)                                 Input of JDC.  Before CollaGenex incurs any Exceptional Patent Expenses, it shall notify the Joint Development Committee and provide such committee with a summary thereof and the opportunity to comment on the merits and amounts thereof.  The requirement to solicit the comments of the committee shall in no event be interpreted to mean that CollaGenex must obtain the consent of the committee before it incurs such expenses.

(c)                                  Exceptional Patent Expenses.  “Exceptional Patent Expenses” shall mean

(i)                                     legal fees incurred in prosecuting, dismissing or settling an interference or opposition proceeding (or the imminent prospect thereof) in the U.S. relating to the Patent Applications; and

(ii)                                  amounts paid in settlement of interference or opposition proceedings (or the prospect thereof), or other allegations of unpatentability of, or assertions of priority to or ownership of, the technology covered by the claims of the Patent Applications in the U.S., provided, however, that such amounts shall not constitute Exceptional Patent Expenses to the extent they exceed $[**].

Exceptional Patent Expenses shall not include Patent Defense Costs.

(d)                                 Annual Limit of Exceptional Patent Expenses.  In any year when there is an offset of Exceptional Patent Expenses against Earn Out Consideration, the amount of such offset shall not exceed [**] percent of the Earn Out Consideration that would otherwise be payable in such year, and the remaining Exceptional Patent Expenses that are subject to offset shall be offset against the Earn Out Consideration in future years, subject, in turn, to the same [**] percent limitation in each succeeding year.  In no event shall the Shareholders have any further financial responsibility for payment of Exceptional Patent Expenses.

(e)                                  Patent Defense Costs.  In the event that after Patent Issuance CollaGenex incurs costs (“Patent Defense Costs”) by way of

(i)                                     legal fees incurred in defending in litigation any patent that issues out of the Patent Applications and covers a SansRosa Rosacea Product, against allegations of invalidity in the U.S., and or

(ii)                                  legal fees incurred in asserting any such patent in litigation against an alleged infringer of such patent in the U.S., and or

(iii)                               payments in settlement of litigation arising in either of the contexts described above, where the settlement maintains CollaGenex as the exclusive or co-exclusive seller of a SansRosa Rosacea Product in the U.S..

such Patent Defense Costs to the extent not recovered as provided in Section 3(g) shall be offset [**] percent ([**]%) against the Earn Out Consideration.

(f)                                    Annual Limit of Patent Defense Costs.  In any year when there is an offset of Patent Defense Costs against Earn Out Consideration, the amount of such offset shall not exceed [**] percent of the Earn Out Consideration that would otherwise be payable in such year, and the remaining Patent Defense Costs that are subject to offset shall be offset against the Earn Out Consideration in future years, subject, in turn, to the same [**] percent limitation in each succeeding year.  In no event shall the Shareholders have any further responsibility for payment of Patent Defense Costs.

(g)                                 Damage Awards.  In the event that CollaGenex receives damages as a result of any litigation described in paragraph (e) above, it shall allocate such damages, to the extent sufficient funds exist:

(i)                                     first to itself to fund any Patent Defense Costs that it incurred but did not offset against Earn Out Consideration that would otherwise have been due and payable;

(ii)                                  second to the Shareholders, to the extent that it did offset any Patent Defense Costs against Earn Out Consideration that would otherwise have been due and payable; and

(iii)                               any balance shall be distributed [**]% to CollaGenex and [**]%, collectively, to the Shareholders on a pro rata basis in accordance with their respective ownership as shown on Exhibit A.

(h)                                 Royalties to Third Parties.  In the event that

(i)                                     CollaGenex is required to pay:

A.                                   royalties or equivalent payments to a third party or parties in order to settle any disputes with third parties, arising from interference or opposition proceedings (or the prospect thereof), and or

B.                                     royalties or equivalent payments to a third party or parties in order in any other context to obtain freedom to operate in connection with the sale of any SansRosa Product,

and

(ii)                                  the combination of such royalties and CollaGenex obligation to pay the Earn Out Consideration under paragraph 2(c)(i)A to the Shareholders with respect to such SansRosa Product, exceeds [**]% of the Net Sales of such SansRosa Product in any jurisdiction in any calendar year, then the Shareholders and CollaGenex shall in good faith renegotiate the Earn Out Consideration, provided, however, that in determining whether or not the [**]% threshold has been met, royalties or equivalent payments payable to a third party or parties in order to settle any disputes arising from interference or opposition proceedings (or the prospect thereof) shall not be included to the extent they exceed [**]% of Net Sales.

4.                                       PRE-CLOSING COVENANTS

(a)                                  Access.  Shareholders shall give to CollaGenex and its representatives, from the date of this Agreement until the First Closing, such access as is reasonably requested by CollaGenex to the books, records, premises, and consultants of SansRosa, to enable CollaGenex to inspect and evaluate the assets, properties and operations of SansRosa.

(b)                                 Conduct of Business.  From the date of this Agreement until the First Closing, Shareholders shall, in consultation with CollaGenex, cause SansRosa to continue to:

(i)                                     Ordinary Course.  Operate and conduct its business diligently in the ordinary course for businesses of the same type; and

(ii)                                  Warranties.  Conduct its business in such a manner that all the warranties and representations of Shareholders in this Agreement will be true, complete and accurate in all respects as of the date of the First Closing.

(iii)                               Deliveries.  Ensure that it will obtain and deliver to CollaGenex all the documents identified below as deliverable at or before the First Closing.

(c)                                  No Solicitation.  From the date of this Agreement until the Last Closing, SansRosa’s officers, shareholders, employees, financial advisors, agents or other advisors or representatives shall not, directly or indirectly, at any time prior to the sale of all the Shares

(i)                                     solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below),

(ii)                                  enter into any agreement with respect to or approve any Acquisition Proposal,

(iii)                               participate in any discussions or negotiations regarding any Acquisition Proposal,

(iv)                              furnish to any person any information with respect to SansRosa or the terms of this Agreement, or

(v)                                 take any other action to cooperate in any way, or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

Any violation of the restrictions described in the preceding sentence, whether or not the acting person is purporting to act on behalf of SansRosa, will be deemed to be a breach of this clause by SansRosa and the Shareholders.

(d)                                 Acquisition Proposal.  For purposes of this Agreement, “Acquisition Proposal” means

(i)                                     any proposal to take as security or otherwise in any way encumber any of the Shares; or

(ii)                                  any proposal or offer to transfer or to acquire in any manner, directly or indirectly, any Shares or other equity interest in or any securities of SansRosa or any rights in the same; or

(iii)                               any offer to acquire in any manner, directly or indirectly, any interest in any intellectual property or any other asset of SansRosa.

5.                                       DELIVERIES AT CLOSINGS

(a)                                  First Closing Deliveries by Shareholders.  At or before the First Closing, and as a condition to the obligation of CollaGenex to complete the First Closing, Shareholders shall deliver to CollaGenex:

(i)                                     Preferred Shares.  Such documentation as may be reasonably acceptable to CollaGenex counsel as being sufficient to indicate that all shares of SansRosa’s Series A Convertible Preferred Stock have been converted into, Common shares as of the date of First Closing, and that no person or entity has any surviving rights and SansRosa has no surviving obligations under any subscription or other agreement related to such preferred stock.

(ii)                                  Ben Franklin Warrants.  Such documentation as may be reasonably acceptable to CollaGenex counsel as being sufficient to indicate that the Warrant issued pursuant to the Seed Capital Funding Agreement between Ben Franklin Technology Partners of Southeastern Pennsylvania and SansRosa, dated on or about June 20,2005, has been cancelled, and that SansRosa has no surviving obligations, other than the reporting obligations reflected in the delivered documentation, under or related to such agreement and an obligation to maintain a presence in the Commonwealth of Pennsylvania.

(iii)                               Greenhouse Warrants.  Such documentation as may be reasonably acceptable to CollaGenex counsel as being sufficient to indicate that the Warrant issued pursuant to the Funding Agreement between Biotechnology Greenhouse Corporation of Southeastern Pennsylvania and SansRosa, dated February 25,2005, has been exercised, and that SansRosa has no surviving obligations, other than the reporting obligations reflected in the delivered documentation, under or related to such agreement and an obligation to maintain a presence in the Commonwealth of Pennsylvania.

(iv)                              Equity Incentive Plan.  Such documentation as may be reasonably acceptable to CollaGenex counsel as being sufficient to indicate that the 2004 Equity Incentive Plan (effective November 16, 2004) of SansRosa has been terminated and that no person or entity has any surviving rights and SansRosa has no surviving obligations under such Plan

(v)                                 Ben Franklin Financing.  Such documentation as may be reasonably acceptable to CollaGenex counsel as being sufficient to indicate that the Seed Capital Funding Agreement between Ben Franklin Technology Partners of Southeastern Pennsylvania and SansRosa, dated on or about June 20,2005, has been terminated and that no person or entity has any surviving rights and that SansRosa has no surviving obligations, other than the reporting obligations reflected in the delivered documentation, under the Convertible Promissory Note or the Warrant to Purchase Common Stock referenced in such Agreement and an obligation to maintain a presence in the Commonwealth of Pennsylvania.

(vi)                              Greenhouse Financing.  Such documentation as may be reasonably acceptable to CollaGenex counsel as being sufficient to indicate that the Funding Agreement between Biotechnology Greenhouse Corporation of Southeastern Pennsylvania and SansRosa, dated February 25, 2005, has been terminated and that SansRosa has no surviving obligations, other than the reporting obligations reflected in the delivered documentation, under the Convertible Promissory Note or the Warrant to Purchase Common Stock referenced in such Agreement and an obligation to maintain a presence in the Commonwealth of Pennsylvania.

(vii)                           Other Agreements.  Such documentation as may be reasonably acceptable to CollaGenex counsel as being sufficient to indicate that any other agreements referenced on any schedule to this Agreement have, unless otherwise agreed, been duly terminated and that SansRosa has no further obligations, contingent or otherwise, under such terminated agreements.

(viii)                        Certificate of Good Standing.  A long form Certificate of Good Standing for SansRosa, duly certified by the Secretary of State of Delaware as of a date no more than 48 hours prior to the First Closing, together with a certified copy of SansRosa’s Certificate of Incorporation and SansRosa’s Bylaws appended thereto.

(ix)                                Officers Certificate.  A certificate from a duly authorized officer of SansRosa certifying to (i) the existence of resolutions of SansRosa’s Board of Directors that authorize the execution and performance of this Agreement and the transactions described in this Agreement; (ii) the incumbency and signature of the Company’s officers executing this Agreement and (iii) the truth and correctness of the representations and warranties made by SansRosa and by the Shareholders as of the First Closing.

(x)                                   Director Resianations.  Letters of resignation from each of the directors of SansRosa, dated as of the date of the First Closing, in a form reasonably satisfactory to CollaGenex;

(xi)                                Proxy.  A Voting Agreement and Irrevokable Proxy substantially in the form attached as Exhibit D, or such other form of voting agreement as may be necessary and appropriate to transfer to CollaGenex all voting rights that attach to the Shares retained by the Shareholders after the First Closing.

(xii)                             Patent Assignments.  Documents reflecting the proper filing with the relevant patent examining authorities of documents reflecting the assignment to SansRosa of all the rights in all of the Patent Applications.

(xiii)                          Additional Instruments.  Such other or additional instruments, consents, endorsements and documents as may be reasonably necessary to transfer to and vest in CollaGenex good and marketable title to the Shares to be delivered to CollaGenex at the First Closing.

(b)                                 Delivery of Share Certificates by Shareholders.  At the First Closing, following delivery of the items referenced in Section 5(a) of this Agreement and simultaneously with the delivery of the consideration referenced in Section 5(c) of this Agreement, Shareholders shall deliver to CollaGenex a certificate or certificates representing the Shares to be delivered at the First Closing, duly endorsed for transfer to CollaGenex.

(c)                                  Payment of Purchase Price by CollaGenex.  At the First Closing, following delivery of the items referenced in Section 5(a) of this Agreement and simultaneously with the delivery of the Share Certificates referenced in Section 5(b) of this Agreement, CollaGenex shall deliver to Shareholders such evidence as Shareholders may reasonably request to demonstrate that the portion of the Purchase Price due at the First Closing has been paid according to the terms of Article 2 of this Agreement.

(d)                                 Subsequent Closings.  At each subsequent Closing:

(i)                                     Representative’s Certificate.  The Shareholders shall deliver to CollaGenex a certificate certifying to the continued truth and correctness of those representations and warranties that are made severally by them in Section 6 hereof, as of such Closing.

(ii)                                  Share Certificates.  The Shareholders shall deliver to CollaGenex a certificate or certificates representing the Shares to be delivered at such Closing, and

(iii)                               Purchase Price.  CollaGenex shall deliver to Shareholders such evidence as Shareholders may reasonably request to demonstrate that the applicable installment of the Purchase Price has been paid according to the terms of Article 2 of this Agreement.

6.                                       REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

SansRosa and Shareholders, jointly and severally (except as otherwise provided with respect to specific warranties), as the owners of all the Shares of SansRosa, make the following representations and warranties to CollaGenex, which shall be true as of the date of the First Closing:

(a)                                  Organization.  SansRosa is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 6(a).  No other jurisdiction has indicated that SansRosa is required to qualify in that jurisdiction.  SansRosa has full corporate power and authority to carry on its business as now conducted.

(b)                                 Necessary Actions; Binding Effect.  Shareholders and SansRosa have taken all actions necessary to authorize the execution, delivery and performance of this Agreement, the sale of the Shares to CollaGenex, and the performance of all transactions to be performed under this Agreement.  This Agreement constitutes the valid obligation of SansRosa and Shareholders and is legally binding upon Shareholders in accordance with its terms.

(c)                                  No Conflicts.  The execution, delivery and performance of this Agreement will not conflict with, or result in the breach of, the governing corporate documents of SansRosa, any decree or order of any court or administrative or governmental body to which Shareholders or SansRosa are subject, or any agreement, document, indenture or other instrument to which any of the Shareholders or SansRosa is a party or by which either is bound.

(d)                                 Capitalization.  The Shares constitute the only issued and outstanding shares of capital stock of SansRosa.  None of the Shares have been issued in violation of any preemptive rights of any shareholders.  There are no outstanding securities convertible into or exchangeable for shares of SansRosa’s capital stock nor any options, warrants, calls or other rights, obligations or understandings of SansRosa to issue any capital stock, equity securities or securities convertible into or exchangeable for SansRosa’s capital stock.  There are no obligations on SansRosa to repurchase, redeem or otherwise acquire any of its capital stock.

(e)                                  Compliance with Securities Laws.  All the Shares are duly authorized, validly issued, fully paid and nonassessable.  All the Shares have been offered and sold pursuant to a valid exemption from registration under the securities laws of the United States, and are otherwise in compliance with such laws.

(f)                                    Special Rights.

(i)                                     SansRosa is not a party to, or bound by, any arrangement, agreement, instrument or order relating to the transfer of, the payment of any dividend or the grant of any voting rights in respect of, or the right to register for public sale, any securities of SansRosa

(ii)                                  Each of the Shareholders represents and warrants for itself, with respect to the Shares referenced on Exhibit B as owned by it, that it is not a party to, or bound by, any arrangement, agreement, instrument or order relating to the transfer of, the encumbrance of or the grant of any voting rights in respect of, any of such Shares.

(g)                                 Ownership and Transfer of Shares.  Each of the Shareholders represents and warrants for itself, with respect to the Shares referenced on Exhibit B as owned by it, that it is the sole record and beneficial owner of the number of Shares listed next to such Shareholder’s name on Exhibit A, free and clear of any liens or encumbrances of any sort.  The sale and transfer of the Shares to CollaGenex will give CollaGenex valid and marketable title to such Shares free and clear of all restrictions, claims, liens, options, pledges and encumbrances of any kind whatsoever.

(h)                                 Financial Statements.  The Balance Sheet and Income Statements for the period ending October 31, 2005 (the “Financial Statements”) and attached as Schedule 6(h) fairly state the financial condition and results of operations of SansRosa as at the dates, and for the periods stated.  Except as stated in the Financial Statements or otherwise disclosed in or on a schedule to this Agreement, SansRosa does not have any liabilities or obligations of any nature whether accrued, absolute, contingent or otherwise other than those incurred in the ordinary course of business after October 31, 2005.

(i)                                     Absence of Certain Changes.  Since October 31,2005, except as set forth in Schedule 6(h) or Schedule 6(q):

(i)                                     The business of SansRosa has been conducted in all material respects in accordance with applicable laws and regulations and according to past practice and customs.

(ii)                                  There has not been any change in the financial condition, assets, properties, liabilities, or operations of SansRosa which either when taken by itself or when taken in conjunction with all other such changes would have an adverse effect on the business or prospects of SansRosa.

(iii)                               SansRosa has not paid or committed itself to pay to, or for the benefit of, any of its officers, managers, employees or others, any salary, wages, bonuses, profit sharing, pension, retirement or deferred compensation payments, severance pay or any other form of direct or indirect compensation or benefits.

(iv)                              SansRosa has not declared or committed to declare and/or distributed any dividend or made any distribution of any of its assets to its shareholders of record as of any date prior to the First Closing.

(v)                                 Except as evidenced by a document delivered at the First Closing, there has not been any amendment or termination of, or any notice of any proposed amendment or termination of, any agreement, plan, lease or license to which SansRosa is a party or by which it may be bound, other than in the ordinary course of business or as contemplated by the respective agreement.

(vi)                              There has not been any disposal of any property or asset of SansRosa, nor any commitment made or liability incurred by SansRosa in respect of, or any cancellation or compromise of, any debt of or claim against SansRosa, other than with respect to SansRosa’s obligations to its Preferred Stockholders, BioAdvance and Ben Franklin Technology Partners of Southeastern Pennsylvania.

(j)                                     Internet Disclosures.  Except as set forth on Schedule 6(m), SansRosa has no website and has not through any other internet based disclosure medium, made any public disclosures of its ideas or other proprietary information relating to, nor made any claims as to the characteristics, composition, safety or effectiveness of, any potential SansRosa Product.

(k)                                  Disclosure.  No document or other information provided to CollaGenex by Shareholders or SansRosa contains any statement of a material fact that was untrue when made or omits or omitted any material fact necessary to make the statement or information made or contained in such documents not misleading.

(l)                                     Contracts.  Schedule 6(l) is an accurate and complete list of all contracts to which SansRosa is, as of the date of the First Closing, a party.  SansRosa is not in default under any such contract, nor has there been any default by any other party to any such contract.  Except as set forth on Schedule 6(l), neither Shareholders nor SansRosa knows of any circumstance (other than the expiration of the term of any such contract) as a result of which any such contract might cease to be in full force and effect.  All other contractual relationships of SansRosa have been duly and properly terminated and except as noted on Schedule 6(l), SansRosa has no further obligations in respect of any such terminated relationship.

(m)                               Intellectual Property.  Schedule 6(m) is an accurate and complete list and description of all patents, trademarks, logos, service marks, trade names, domain names, registered copyrights, intellectual property licenses from third parties, and registered designs (including any applications for any of the foregoing) that are owned or used by SansRosa (“Intellectual Property”), together with the jurisdiction where such Intellectual Property has been registered, filed or issued, and details of any joint or co-owners, if any, of such Intellectual Property.  Except as noted on Schedule 6(m), SansRosa holds the Intellectual Property free and clear of all restrictions, liens, options, pledges, claims, security interest, other encumbrances of any kind and all other third party interests known to it or to the Shareholders.  SansRosa has not entered into any licenses, assignments and other transfers of rights or interests (including any covenants not to asserts rights) in or in connection any of the Intellectual Property.  None of the Intellectual Property is subject to termination or cancellation or change in its terms or provisions as a result of this Agreement or the transactions contemplated by this Agreement.

(n)                                 Patent Applications.  SansRosa has used reasonable efforts to ensure that the Patent Applications filed as of the date of this Agreement include true, complete and correct descriptions of the inventions they describe in all material respects, have been timely filed and comply with the procedural requirements of the relevant patent offices with respect to such applications.  SansRosa has used reasonable efforts to comply with its duty of candor and disclosure to the United States Patent and Trademark Office with respect to such Patent Applications

(o)                                 Invention Assignments.  Each employee, independent contractor, Shareholder, consultant or other person who has been involved in the discovery or development of the Intellectual Property has executed valid and binding written agreements expressly assigning to SansRosa all right, title and interest in any inventions and works of authorship, whether or not patentable, that were invented, created, developed, conceived and/or reduced to practice during the term of such person’s relationship with SansRosa, and all intellectual property rights therein.  All such agreements are listed on Schedule 6(o).  Without limiting the foregoing, the Invention Assignments of 15 February 2005 and 15 July 2005 between SansRosa and Jack DeJovin and Thomas M. Rossi, and that of 15 July 2005 between Jack

DeJovin and SansRosa, are valid and in full force and effect, and cover all inventions made by employees or consultants of SansRosa and relevant to the use of alpha agonists for the treatment of inflammatory skin disorders, including but not limited to the prevention or treatment of rosacea or any symptom associated therewith.

(p)                                 Confidentiality Agreements.  Schedule 6(p) includes a full and complete list of all the Confidentiality Agreements entered into by SansRosa with any person or entity, and accurately identifies the name, address and occupation of the other party to each agreement and the field of disclosure to which each agreement relates.  To the actual knowledge of the Shareholders, the other party’s obligations of non-use and non-disclosure under such agreements are in full force and effect.  To the actual knowledge of the Shareholders there has been no breach, nor any event that with the passage of time or giving of notice would constitute a breach of any of such agreements.

(q)                                 Litigation.  Except as set forth on Schedule 6(q), SansRosa has not received written notice of any litigations or other judicial, arbitral, administrative or other proceedings to which SansRosa is a party or to which SansRosa or any of its properties or rights is subject or which, to the actual knowledge of Shareholders or SansRosa are threatened in writing against SansRosa.  There are no litigations or other judicial, arbitral, administrative or other proceedings actually known to the Shareholders to which any Shareholder, either in his own right or as a director or officer of SansRosa, is a party and which would have a material adverse effect on the business of SansRosa.  To the actual knowledge of Shareholders or SansRosa no such litigation or other proceeding is threatened in writing.  Shareholders have no actual knowledge of any valid basis for any action, proceeding or investigation by or before, or any investigation by, any governmental or other agency which could, if adversely decided, have a material adverse effect on the business, operations, financial conditions, properties, assets, liabilities or property of SansRosa.  SansRosa is not subject to any judgement, order or decree entered in any lawsuit or proceeding that could upon enforcement have an adverse effect on its ability to conduct its business.

(r)                                    Products.  There are no products of SansRosa in circulation.

(s)                                  Regulatory and Clinical Compliance.  There is no clinical data assembled by SansRosa that is intended to support an eventual application to the FDA in support of a new indication [**].  SansRosa has not filed any IND or similar applications, nor had any communications with the FDA or similar regulatory agency,

(t)                                    Employees.  There are no employees of SansRosa.  There is no labor or employment dispute, grievance, or other controversy pending or threatened against SansRosa arising out of any previous employment relationship, or alleged employment relationship between SansRosa and any third party.  There are no pension or benefit plans to which SansRosa is a party, or in respect of which SansRosa may have any ongoing or future liability or obligation.

(u)                                 Insurance.  Schedule 6(u) is an accurate and complete list of insurance policies which SansRosa maintains with respect to its business, including any ongoing clinical trials, and a description of the amount of coverage and types of risks covered by each such policy.  Such policies are in the name of SansRosa or name SansRosa as an additional insured and a beneficiary, and are in full force and effect.  Such policies, with respect to their types and amounts of coverage, are adequate to insure against the risks to which SansRosa and its property and assets are normally exposed.  All information provided to insurers in order to induce them to issue such policies was and remains true, complete and correct in all material respects.

(v)                                 Taxes.  SansRosa has delivered to CollaGenex correct and complete copies of all federal, state, and local tax returns filed by SansRosa since SansRosa’s inception.  SansRosa has filed all applicable tax returns and reports required to be filed by it, has paid all corporation and other taxes, assessments, fees and other governmental charges shown on such returns, including but not limited to the payment of social security or similar premiums required by law to the extent due, and has made adequate provision for the payment of all such taxes and fees not currently due and payable.  SansRosa is not a party to any pending action and there is no action or proceeding threatened against SansRosa by any governmental authority for the assessment or collection of any taxes, assessments, fees or other governmental charges.  SansRosa has not executed or filed with any taxing authority or governmental agency any agreement which is now, or may hereafter become, effective extending the period for assessment or collection of any of the above.

(w)                               No Broker.  No agent or broker or other person acting pursuant to Shareholders’ authority is entitled to make any claim against CollaGenex for any commission or finder’s fee in connection with the transactions contemplated by this Agreement.

7.                                       REPRESENTATIONS AND WARRANTIES OF COLLAGENEX

CollaGenex makes the following representations and warranties to Shareholders as of the Closing Date:

(a)                                  Organization.  CollaGenex is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business as a foreign corporation and in good standing in each of the jurisdictions listed in Schedule 7(a).  No other jurisdiction has indicated that CollaGenex is required to qualify in that jurisdiction.  CollaGenex has full corporate power and authority to carry on its business as now conducted.

(b)                                 Necessary Actions; Binding Effect.  CollaGenex has taken all actions necessary to authorize the execution, delivery and performance of this Agreement, the purchase of the Shares from Shareholders, and the performance of all transactions to be performed under this Agreement.  The Agreement constitutes the valid obligation of CollaGenex and is legally binding upon CollaGenex in accordance with its terms.

(c)                                  No Conflicts.  The execution, delivery and performance of this Agreement will not conflict with, or result in the breach of, the governing corporate documents of CollaGenex, any decree or order of any court or administrative or governmental body to which CollaGenex is subject, or any agreement, document, indenture or other instrument to which CollaGenex is a party or by which it is bound.

(d)                                 SEC Filings; Financial Statements; Compliance.  All reports, statements and other documents required to have been filed by CollaGenex with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) (the “CollaGenex SEC Documents”) have been so filed on a timely basis.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the CollaGenex SEC Documents complied in all material respects with the applicable requirements of the Exchange Act; and (ii) none of the CollaGenex SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements contained in the CollaGenex SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the financial position of CollaGenex as of the respective dates thereof and the results of operations and cash flows of CollaGenex for the periods covered thereby.  CollaGenex is in compliance in all material respects with (i) the applicable provisions of Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act as are currently in effect and (ii) the applicable listing and corporate governance requirements of Nasdaq.

(e)                                  No Broker.  No agent, broker or other person acting pursuant to CollaGenex’s authority will be entitled to make any claim against Shareholders for any commission or finder’s fee in connection with the transactions contemplated by this Agreement.

8.                                       POST-CLOSING COOPERATION

(a)                                  Post-Closing Shareholders Meeting.  At or immediately following the First Closing a shareholders meeting shall be held at which all the shareholders of SansRosa as of the Closing shall be present in person or by proxy and unanimously resolve that the resignations of the incumbent directors be accepted and new nominees of CollaGenex be elected to the Board of Directors, and shall conduct such other business as may be necessary to effect the objectives of this Agreement.

(b)                                 Post-Closing Board Meeting.  Immediately following the Shareholders meeting referenced in Section 8(a) of this Agreement, a Board meeting shall be held at which all the Directors of SansRosa shall be present in person or by proxy, and at such meeting the signature authorities of SansRosa shall be amended and all other delegations of authority made by the Board revoked, and shall conduct such other business as may be necessary to effect the objectives of this Agreement.

(c)                                  Proxies.  The Parties agree that the proxies delivered at the First Closing provide Collagenex with the power to vote all of the Shares with respect to all decisions made after the First Closing and relating to the operation, administration and organization of SansRosa.  Without limiting the foregoing, Shareholders acknowledge that CollaGenex shall at all times, in its absolute discretion, be free to cause SansRosa to assign, transfer or license to itself or any controlled affiliate of CollaGenex, or otherwise to encumber some or all of, the rights, title and interest in the Patent Applications or the patents that may issue after Patent Issuance.

(d)                                 Further Deliveries.  At any time, upon the request of CollaGenex, Shareholders shall execute, acknowledge and deliver to CollaGenex all such further bills of sale, assignments, transfers, conveyances, powers of attorney and other documents, in a form reasonably satisfactory to CollaGenex, as may be required under applicable regulations to convey, transfer and deliver to CollaGenex, and protect CollaGenex’s right, title and interest in, all of the Shares.  Each party also agrees to take such further action and to execute and deliver such further documents as reasonably may be requested by the other in order to carry out the provisions and purposes of this Agreement.

(e)                                  Shareholders’ Non-Compete.  For a period that will expire [**] years after the Last Closing date of this Agreement, or upon payment of the last installment of the Earn Out Consideration, whichever is longer, each of the Shareholders undertake that he will not, without the prior written consent of CollaGenex, directly or indirectly own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business that is engaged in the research, development, manufacture or sale in the United States of America or the European Union, of any products [**] for (x) the treatment of rosacea or (y) the treatment of any acne or redness related disorder of the skin, other than unknowingly as a holder of shares listed on a recognized stock exchange as a minority shareholder in a company pursuing such activities, and that he will not during such period, or at any time thereafter, challenge the validity of any patent that arises and issues out of the Patent Applications.

(f)                                    Joint Development Committee.  Upon the First Closing, the Parties shall establish a Joint Development Committee to provide guidance to CollaGenex in connection with the development and regulatory approval of SansRosa Rosacea Products and the other matters specified in this Agreement.  Each of the Shareholders, on the one hand, acting by a majority vote, and CollaGenex, on the other hand, shall appoint two representatives to serve on the Joint Development Committee.  The Joint Development Committee shall meet in person or by telephone conference at least once in every calendar quarter until the completion of the Last Closing.  CollaGenex shall keep the Joint Development Committee informed of the status of all regulatory filings and approvals and shall promptly notify the members of the Joint Development Committee appointed by the Shareholders of any notice or other communication from any regulatory authority in connection with the SansRosa Rosacea Products and of the commencement and status of any actions, suits, claim, investigations or proceedings relating to or otherwise affecting the SansRosa Rosacea Products.

(g)                                 CollaGenex Good Faith Efforts.  CollaGenex covenants and agrees that at all times after the First Closing it will exercise commercially reasonable best efforts to promptly and diligently develop SansRosa Rosacea Products, to promptly and diligently pursue all permits and regulations of SansRosa Rosacea Products, to provide to the FDA such information and/or studies regarding the Products as the FDA may reasonably request, and to achieve in a prompt fashion all of the milestones on which the Subsequent Closings are contingent, provided, however, that any decisions related to whether or not at any time it is commercially reasonable to continue to invest time and money in seeking to develop a SansRosa Rosacea Product or to obtain a patent that arises and issues out of the Patent Applications shall be reviewed and ratified no less often than twice a year in good faith by the Board of Directors of CollaGenex in accordance with its business judgment and after consultation with the Joint Development Committee.  CollaGenex shall permit the Joint Development Committee to assist CollaGenex in complying with any request of FDA, provided, however, that nothing in this paragraph shall imply that any member of the Joint Development Committee has any right to approve, disapprove or otherwise require or veto any particular course of action proposed on the part of CollaGenex.

(h)                                 Promotion.  CollaGenex also agrees that, from and after the date that the FDA issues final regulatory approval of a SansRosa Rosacea Product, and for as long as the SansRosa Rosacea Product is commercially viable, CollaGenex shall use its commercially reasonable best efforts to promote, manufacture and market the SansRosa Rosacea Product, including maintaining in good standing all licenses, registrations and permits for the SansRosa Rosacea Product, and pursuing, maintaining, protecting, safeguarding, and defending from challenge and infringement, all rights in and to the intellectual property and all future intellectual property relating to the SansRosa Rosacea Product.  Additionally, CollaGenex will cause the Sansrosa Product to be manufactured in accordance with good manufacturing practices as promulgated from time to time by the FDA and in accordance with other applicable industry and regulatory standards, and will comply with all applicable regulations relating to the development, manufacture, promotion, marketing and sale of the Sansrosa Product.

(i)                                     Failure of Good Faith Efforts.  In the event that at any time CollaGenex is not exercising commercially reasonable best efforts to achieve the milestones related to the purchase of Shares or any other matters specified in paragraph 8(g) above, the Shareholders will have the right to waive all other rights to receive consideration under this Agreement and to repurchase all, but not less than all, of those Shares already purchased by CollaGenex, for a price equal to one fifth of the Purchase Price paid by CollaGenex up to the date of the repurchase.  If at such time the Patent Applications or any rights arising out of them are owned by CollaGenex, then CollaGenex shall, immediately upon receipt of the repurchase consideration, grant to SansRosa, or another entity that the Shareholders may stipulate, a perpetual, exclusive, royalty free license to exercise all the rights arising out of the Patent Applications in order to continue development of a SansRosa Rosacea Product.

9.                                       TAXES AND TRANSACTION EXPENSES

(a)                                  Transaction Expenses.  Each of the Parties shall be responsible for and shall pay all expenses incurred by them in connection with the negotiation, execution and performance of this Agreement, whether or not the transactions contemplated hereby are consummated, including the fees and expenses of counsel.

(b)                                 Taxes.  The Shareholders shall be responsible for paying all taxes or other assessments that may be due in connection with the payments made under this Agreement for the purchase of the Shares, regardless of how such payments may be characterized by the relevant tax authority.  CollaGenex will provide such documentation as the Shareholders my reasonably request in connection with the payment of such taxes, but CollaGenex makes no representation as to the tax treatment that may apply to the sale of the Shares.

10.                                 SURVIVAL OF REPRESENTATIONS AND WARRANTIES, CLAIMS

(a)                                  Survival of First Closing Warranties.  Except as provided below, all representations, warranties, covenants and other undertakings contained in this Agreement shall be valid and enforceable after the date of the First Closing and shall survive such Closing for a period of eighteen months.

(b)                                 Survival of Warranties Relating to the Shares.  The warranties given by SansRosa and the Shareholders with respect to the Shareholders title to the Shares and the capital structure of SansRosa shall survive until such time as SansRosa ceases to have any corporate existence.

(c)                                  Survival of CollaGenex Obligations.  All representations, warranties, covenants and other undertakings given by CollaGenex, including but not limited to those set forth in Section 8(b) shall survive for a period of eighteen months after the Last Closing.

(d)                                 Tax.  SansRosa’s and the Shareholders representations and warranties with respect to tax matters will survive until the date twelve months after expiration of all applicable statute of limitations periods for assessment, enforcement or collection.

(e)                                  Indemnity by Shareholders.  The Shareholders, jointly and severally, agree to indemnify CollaGenex on CollaGenex’s first written demand and hold CollaGenex harmless from any loss, damage, obligation, liability, cost or expense incurred because of:

(i)                                     any material representation or warranty of Shareholders or SansRosa in this Agreement, or any other written statement furnished by Shareholders to CollaGenex, being breached or misrepresented or proved to be false when made; provided, however, that no Shareholder shall indemnify CollaGenex for any representation or warranty made by any other Shareholder in paragraphs 6(f) (ii) or 6(g) as a representation or warranty made only as to itself and not jointly and severally; or

(ii)                                  any breach of a covenant or agreement contained in this Agreement on the part of any Shareholder; or

(iii)                               any event, fact or omission in the operation of the business which occurred prior to the Closing not expressly disclosed in the Financial Statements or otherwise disclosed in this Agreement.

Costs or expenses covered by this indemnity shall include, without limitation, all costs, expenses and interest including attorneys’ fees, but shall not include any consequential, punitive or other extraordinary damages

(f)                                    Timing and Size of Claims.  CollaGenex may, prior to the expiration of the respective survival period referenced in this Article 10, assert a right to indemnity under this Agreement, provided, however, that CollaGenex shall not have the right to bring a claim unless the Shareholders’ liability is for an aggregate sum exceeding $25,000, at which time the Shareholders shall be liable, jointly and severally on a pro rata basis in accordance with their respective ownership as shown on Exhibit A (unless otherwise provided in this Agreement), for amounts exceeding such $25,000 threshold, to the extent that the claim is duly substantiated.  The Shareholders’ total liability for all such claims made, if any, under the representations, warranties or covenants contained in this Agreement shall not, absent fraud, exceed the amount of the maximum Purchase Price, excluding the Earn Out Consideration, that might be payable under this Agreement, and shall be payable only out of future amounts that might be payable by CollaGenex to the Shareholders.

(g)                                 Offset.  To the extent that any claim arises and is asserted in good faith, CollaGenex may, either as final resolution of such claim or as a provisional measure pending such final resolution, offset the amount of such claim against future payments of Purchase Price installments (whether of Base Consideration or Earn Out Consideration).

11.                                 FORCE MAJEURE

Should either of the Parties to this Agreement be prevented from performing the Agreement or should the operations of CollaGenex be suspended by force majeure, such as earthquake, typhoon, flood, fire, war, final action of a government agency, interruption of raw material supply or other unforeseen events, and their occurrence and consequences are unpreventable or unavoidable, the prevented Party or SansRosa (as the case may be) shall notify the other Party without any delay and within fifteen (15) days explain to the reasonable satisfaction of the other Party the reasons for its inability to perform or delay the performance of all or part of the Agreement.  Such event shall then constitute a state of force majeure and both Parties shall, through consultation, decide whether to exempt part of the obligations for implementation of this Agreement or whether to delay the performance of this Agreement according to the effects of the event on performance.

(a)                                  CHANGE OF CONTROL; ASSIGNMENT[**]Change of Control.  This Agreement shall automatically be binding on the parties’ successors, which in the case of CollaGenex shall mean any entity that acquires a majority of its shares or assets in a merger or acquisition transaction.

(b)                                 Assignments of Rights.  Except as a result of a merger or acquisition transaction, neither CollaGenex nor Shareholders shall assign this Agreement or any right, benefit or obligation granted herein, without the prior written consent of the other.  In the event of any assignment by CollaGenex, CollaGenex shall continue to be liable for all of its obligations under this Agreement unless expressly released by the Shareholders.

(c)                                  Assignment of Patents.  CollaGenex shall not assign, transfer or license any rights to the Patent Applications, any patents issued thereon or any SansRosa Product in the United States, except to itself or any affiliate of CollaGenex, without the prior written consent of an authorized representative of the Shareholders, which consent shall be given, or denied, within 30 days of receipt by such representative of a notice from CollaGenex indicating its intention to enter into such a transaction.

12.                                 ENTIRE AGREEMENT

This Agreement, and all the matters contemplated by the Exhibits and Schedules attached to it, constitute the entire agreement between CollaGenex, Shareholders and SansRosa with regard to the subject matter described in the preamble to this Agreement, and no prior, simultaneous or collateral promises or representations not expressly contained herein shall be of any force or effect.  Any amendment to this Agreement must be in writing signed by both parties.

13.                                 NOTICES

(a)                                  Address.  All notices or communications to be given or required to be given hereunder shall be given by personal delivery or by registered airmail or facsimile followed by mail confirmation to the Parties’ addresses first above given or referenced on Exhibit A.

(b)                                 Delivery.  Notices and communications shall be deemed received by the addressee on the date of delivery if delivered personally, on the tenth (10th) day from the date of posting if sent by registered airmail, on the next business day if sent by overnight courier, or on the date immediately following the date of transmission if sent by facsimile.

(c)                                  Change of Address.  Any of the Parties that changes its respective address at any time shall give notice thereof in the manner provided in this Article 14, and the responsibility of any Shareholder to do so shall rest exclusively with that Shareholder.

14.                                 DISPUTE RESOLUTION

(a)                                  Good Faith Negotiation.  The Parties shall attempt in good faith to settle among themselves any and all disputes arising regarding the validity, interpretation or application of this Agreement, or other disputes arising from legal relationships resulting from this Agreement.

(b)                                 Mediation.  If the Parties are unable to resolve a dispute after good faith negotiation for 60 days, the Parties shall agree to appoint a mediator and attempt in good faith to reach a mediated resolution.

(c)                                  Courts.  If the Parties are unable to agree a mediator, or if mediation fails, then the dispute shall be finally settled by submission to the State Courts of the Commonwealth of Pennsylvania.

(d)                                 Injunctive Relief.  Nothing in this Article 15 shall limit either Party’s right to seek injunctive relief, specific performance, or other appropriate equitable remedy in appropriate circumstances in a court of competent jurisdiction.

15.                                 APPLICABLE LAW AND INTERPRETATION

(a)                                  Choice of Law.  This Agreement shall be construed in accordance with the substantive law of Pennsylvania, and any disputes arising under this Agreement that are referred for resolution shall be adjudicated according to such law.

(b)                                 No Waiver.  The failure of either Party at any time to require performance by the other Party of any provision of this Agreement shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either Party of a breach of any provision of this Agreement constitute a waiver of any succeeding breach of the same or any other such provision nor constitute a waiver of the provision itself.

(c)                                  Partial Invalidity.  In the event any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereunder, and this Agreement shall be interpreted and construed as if such term or provision, to the extent which it is invalid, illegal or unenforceable, had never been contained hereunder.

16.                                 CONFIDENTIAL INFORMATION

(a)                                  Confidential Nature of Information.  Each Party agrees that it will treat in confidence and not use (except to further the development of SansRosa Products by CollaGenex) all SansRosa proprietary information and all other proprietary information contained in documents, materials and other information obtained from another Party during the course of the negotiations leading to carrying out the transactions described in this Agreement (whether obtained before or after the date of this Agreement), and the preparation of this Agreement and other related documents, and that such obligations shall continue until the subject information is in the public domain.

(b)                                 Previous Non-Disclosure Agreement.  At any time after the First Closing, CollaGenex may use or disclose any confidential information reasonably related to SansRosa, and its earlier obligations of confidentiality with respect to such information shall terminate; provided, however, that any such disclosure or use shall not compromise the protection of any proprietary rights or trade secrets relating to the SansRosa Products or the Patent Applications or any of the obligations of CollaGenex under this Agreement.

(c)                                  Limitations on Confidentiality.  The obligation of each Party to treat the non-public documents, materials and other information disclosed to it in confidence does not apply to any information that (A) is or becomes available to the Party from a source other than the disclosing Party, (B) is or becomes available to the public other than as a result of disclosure by such Party, (C) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, provided prior notice has been provided to the disclosing Party, or (D) such Party reasonably deems necessary to disclose to obtain any of the consents or approvals described in this Agreement.

(d)                                 Public Announcements.  Neither Party shall make any disclosure of any of the terms of or the existence of this Agreement or the transactions that it contemplates, until CollaGenex has, by way of a press release or other appropriate means, made a public disclosure of the same.

Executed in two (2) original counterparts as of the date first above written by their authorized representatives

CollaGenex Pharmaceuticals, Inc.	SansRosa Pharmaceutical Development, Inc.

/s/ Andrew Powell	/s/ Hal S. Broderson
By: Andrew Powell	By: Hal S. Broderson
Title: Secretary	Title: V-P

/s/ James W. Fay, III	/s/ Hal S. Broderson
James W. Fay, III	Hal S. Broderson

/s/ Thomas M. Rossi	/s/ Charles G. Hadley
Thomas M. Rossi	Charles G. Hadley

/s/ Jack A. DeJovin	/s/ James A. Mezick
Jack A. DeJovin	James A. Mezick

/s/ Thomas Uhlman
Thomas Uhlman